Exhibit 10.15

August 18, 2014

Dr. Barbara White

Dear Barbara

On behalf of Corbus Pharmaceuticals, Inc. (“the Company”) we are delighted to offer you the position of Chief Medical Officer. You start date will be on Tuesday June 19, 2014 and you will report directly to Yuval Cohen as Chief Executive Officer. In addition you will on a day to day basis work closely with Mark Tepper, President and Chief Scientific Officer and other relevant management. We look forward to your future succes in the position.

As Chief Medical Officer you shall perform the customary duties and responsibilities associated with the title of Chief Medical Officer plus any additional duties that are assigned to your from time to time. You will be responsible for managing all the operational, strategic and tactical efforts involving the clinical development of Resunab for the treatment of Scleroderma and Cystic Fibrosis and other potential indications. The initial job duties for each clinical development program are included as Attachment B to this letter.

You will be paid an annual salary of $300,000. The Company’s payroll is paid bi-weekly (every two weeks) and there are twenty six payroll periods in a year, so your bi-weekly salary will be $11,538.47, less applicable deductions. You are also eligible for an annual discretionary bonus of up to 33% of your base salary depending on your performance, the Company’s performance and subject to final Board approval.

In connection with your employment, you will be awarded a stock option grant to purchase 250,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the stock at the date of grant. The grant of this stock option is subject to Board approval and will vest over a four year period, with 25% vested one year after initial date of employment and then monthly over thirty six months.

You are expected to perform your job duties in our offices at least three days a week. For the other two days of the work week, you will be able to perform your job duties from your home. For your first year of employment with the Company, we will reimburse you 100% of the reasonable travel and lodging costs incurred by you associated with your travel back and forth each week from your home to our office. For your second year of employment with the Company, we will reimburse you 50% of the reasonable travel and lodging costs incurred by you associated with your travel back and forth each week from your home to our office. Thereafter, you will be solely responsible for paying 100% of these costs.

As an employee you will have the opportunity to participate in the Company’s benefit plans which currently includes a 401(k) plan, medical and dental insurance, and in the future is expected to include long term disability and life insurance. In your first year of employment you will be entitled to fifteen paid vacation days (none of which may be carried over from one year to the next) in addition to the Company’s standard paid holdidays which may change from time to time. These vacation days will accrue at a rate of 1.25 days per month.

Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. This is the full and complete agreement between us on this term.

As a condition of employment, you will be required to authorize the Company to conduct a background investigation. This offer is contingent upon a positive outcome of such an investigation, as well as your ability to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the Start Date, or our employment relationship with you will be terminated.

As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions, which will become the property of the Company. As a condition of your employment, you will be required to sign the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date (as defined below). We wish to impress upon you that we do not wish you to bring with you any confidential and proprietary material of any former employer or to violate any other obligation to your former employers. Also, by accepting this offer, you represent that you are not subject to any restrictions that prevent you from working at the Company.

You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company. You agree to abide by the Company’s strict policy that prohibits any new employee from using or bringing with them from any prior employer any confidential information, trade secrets, proprietary materials or processes of such former employers.

While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

The terms of this letter agreement and the resolution of any disputes will be governed by Massachusetts law (without reference to its conflicts of laws provisions).

You agree that there were no promises or commitments made to you regarding your employment with the Company except as set forth in this letter. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements whether written or oral including the Consulting Agreement dated June 18, 2014 between you and the Company. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We are delighted to be able to extend you this offer and we look forward to working with you. To indicate your acceptance of the Company’s offer and to acknowledge that you have read, understood and agreed to the terms and conditions of this offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

Very truly yours, Corbus Pharmaceuticals, Inc.

By:	/s/ Mark Tepper
Dr. Mark A. Tepper President and Chief Scientific Officer

I HAVE READ AND I UNDERSTAND THE TERMS OF THE OFFER SET OUT ABOVE. AS INDICATED BY MY SIGNATURE BELOW, I ACCEPT THE OFFER AS OUTLINED ABOVE. I FURTHER ACKNOWLEDGE AND AGREE THAT, AS A CONDITION OF MY EMPLOYMENT, FROM TIME TO TIME, I MAY BE REQUIRED TO REVIEW AND ACKNOWLEDGE OTHER DOCUMENTS WHICH MAY INCLUDE, WITHOUT LIMITATION, THE COMPANY’S EMPLOYEE HANDBOOK AND POLICIES GOVERNING SECURITIES TRADES BY COMPANY PERSONNEL. NO FURTHER COMMITMENTS WERE MADE TO ME AS A CONDITION OF EMPLOYMENT:

Barbara White

/s/ Barbara White
Signature

08/20/2014
Date

Attachment A: Confidential Information and Invention Assignment Agreement

Attachment B: Initial Job Duties-Clinical Development Programs

Attachment A

Confidential Information and Invention Assignment Agreement

CORBUS PHARMACEUTICALS, INC.

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed (or my employment being continued) by or retained as a consultant (or my consulting relationship being continued) by Corbus Pharmaceuticals, Inc., a Delaware corporation (“Corbus Pharmaceuticals”), or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employment or Consulting Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of, or in a consulting relationship with, or the duration of my employment or consulting relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment or consulting relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2. Duties. I will perform for the Company such duties as may be designated by the Company from time to time. During the Relationship, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

3. At-Will Relationship. I understand and acknowledge that my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.

4. Confidential Information.

(a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Prior Obligations. I represent that my performance of all terms of this Agreement as an employee or consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous, client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party.

(c) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

5. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to Corbus Pharmaceuticals, will hold in trust for the sole right and benefit of Corbus Pharmaceuticals, and hereby assign to Corbus Pharmaceuticals, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which I am employed by or a consultant of the Company (collectively referred to as “Inventions”), except as provided in Section 5(e) below. I further acknowledge that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary (if I am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if I am a consultant), unless regulated otherwise by the mandatory law of the state of California.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including any copies thereof) to Corbus Pharmaceuticals at the time of termination of my Relationship with the Company as provided for in Section 6.

(d) Patent and Copyright Rights. I agree to assist Corbus Pharmaceuticals I or its designee, at its expense, in every proper way to secure Corbus Pharmaceuticals or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Corbus Pharmaceuticals or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which Corbus Pharmaceuticals or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to Corbus Pharmaceuticals or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If Corbus Pharmaceuticals or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to Corbus Pharmaceuticals, or its designee as above, then I hereby irrevocably designate and appoint Corbus Pharmaceuticals and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to Corbus Pharmaceuticals or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to Corbus Pharmaceuticals or such designee.

(e) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to Corbus Pharmaceuticals do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

6. Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

7. Notification to Other Parties.

(a) Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b) Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

8. Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my Relationship with the Company, and for a period of twenty-four (24) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, during my Relationship with the Company and at any time following termination of my Relationship with the Company for any reason, with or without cause, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b) Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

10. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e) Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f) Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other right and remedies that the Company may have for a breach of this Agreement.

(g) ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below:

COMPANY: CORBUS PHARMACEUTICALS, INC.		EMPLOYEE: BARBARA WHITE an Individual:

By:	/s/ Mark A. Tepper

Name:	Mark A. Tepper	/s/ Barbara White
Signature
Title:	President & CEO

Date:	08/20/14	Date:	08/20/14

Address:	100 River Ridge Drive	Address:

Norwood, MA 02062

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 5

Title	Date	Identifying Number or Brief Description

None.

    X      No inventions or improvements

             Additional Sheets Attached

Signature of Employee/Consultant: /s/ Barbara White

Print Name of Employee/Consultant: Barbara White

Date: 08/20/14

EXHIBIT B

We agree that:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Corbus Pharmaceuticals Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twenty-four (24) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away, hire, or otherwise engage the services of employees or consultants of the Company, either for myself or for any other person or entity. Further, I shall not at any time use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

ATTACHMENT B – Initial Job Duties-Clinical Development Programs

Scleroderma

•	Complete Clinical protocol including finalizing design, inclusion/exclusion criteria, primary and secondary endpoints.

•	Prepare CRF and all clinical study materials needed for clinical trials.

•	Review and amend IB as required

•	Prepare and review complete clinical section of IND

•	Review and comment on all non-clinical sections of IND

•	Liase with clinical lead PI, Dr. Robert Spiera on:

¡	Clinical trial information needed for the IND & trial

¡	Study logistics.

¡	Budget

¡	Clinical Sites/PIs

¡	DEA requirements

•	Work with MT to identify, negotiate, and contract with outside vendors to conduct all aspects of trial not being done by Corbus: e.g., Biostat, Cardiac safety, Data capture, Pharmacovigilence, Clinical CRO, Biomarkers, cytokines, etc.

•	Work with Sean Moran to prepare a detailed clinical budget.

•	Work with M Tepper on clinical project plan and all other details needed to file IND and execute clinical trial.

•	If decided, hire Clinical Operations Director & CRA

•	Prepare full clinical development plan

•	Work with M Tepper and Regulatory consultant on submission and approval of IND and communication with FDA on all regulatory filings.

Cystic Fibrosis

•	Prepare clinical protocol

•	Work with M Tepper and Yuval on Resunab clinical development proposal to Cystic Fibrosis Foundation

•	Prepare CRF and all clinical study materials needed for clinical trials.

•	Review and amend IB as required

•	Prepare and review complete clinical section of IND

•	Review and comment on all non-clinical sections of IND

•	Liase with clinical lead PI, Dr. James Chmiel on:

¡	Clinical trial information needed for the IND & trial

¡	Study logistics.

¡	Budget

¡	Clinical Sites/PIs

¡	DEA requirements

•	Work with MT to identify, negotiate, and contract with outside vendors to conduct all aspects of trial not being done by Corbus: e.g., Biostat, Cardiac safety, Data capture, Pharmacovigilence, Clinical CRO, Biomarkers, cytokines, etc.

•	Work with Sean Moran to prepare a detailed clinical budget.

•	Work with M Tepper on clinical project plan and all other details needed to file IND and execute clinical trial.

•	Prepare full clinical development plan for Resunab in CF

•	Work with M Tepper and Regulatory consultant on submission and approval of IND and communication with FDA on all regulatory filings.

General

•	Liase with SAB members and KOLs regarding our trials on the state of art in clinical indication of interest to Corbus

•	Assist with IND amendment and preparation in support of clinical development plan

•	Follow literature and competitive landscape in the area of anti-inflammatory drugs and resolution.

•	Explore and recommend other potential indications for Resunab

•	Work with M Tepper on grant funding for Resunab development for the treatment of rare orphan inflammatory diseases

ATTACHMENT B – Initial Job Duties Clinical Development Programs-Continued

II. DELIVERABLE ITEMS

-Final SSc Clinical POC protocol

-Clinical section of SSc IND

-Filed and approved SSc IND

-SSc Clinical Development Plan

-Final CF Clinical protocol

-Clinical section of CF IND

-Filed and approved CF IND

-CF Clinical Development Plan

-CF Foundation Proposal